Farmer Mac Announces Lowell L. Junkins as Board Chair

WASHINGTON, D.C., April 4, 2022 — Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that the President of the United States has designated Lowell L. Junkins of Montrose, Iowa as Chair of the company’s board of directors, effective March 30, 2022. LaJuana S. Wilcher of Bowling Green, Kentucky, who has served as Chair of Farmer Mac’s board since January 2020, has been elected by the board to serve as Vice Chair.

Mr. Junkins, who is a presidentially appointed board member, has served on Farmer Mac’s board since 1996. He previously served as Board Chair from 2010 to 2020 and most recently served as Vice Chair since January 2020. In his role as Chair of the board, Mr. Junkins now also chairs the board’s corporate governance committee. He also continues to serve as a member of the board’s enterprise risk committee and public policy and corporate social responsibility committee. Ms. Wilcher continues to serve as a member of the board’s corporate governance committee and enterprise risk committee and has succeeded Mr. Junkins as chair of the public policy and corporate social responsibility committee.

Farmer Mac’s board of directors is composed of five board members appointed by the President of the United States with the advice and consent of the United States Senate and ten additional board members who are elected each year by stockholders. Five board members are elected by holders of Class A voting common stock, which may be owned only by financial institutions (NYSE: AGM.A). The other five board members are elected by holders of Class B voting common stock, which may be owned only by Farm Credit System institutions (not listed on any exchange).

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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